UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2009

Russ Berrie and Company, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
On May 12, 2009, Russ Berrie and Company, Inc. (the “Company”) issued a press release (the “Release”) announcing, among other things, financial results for the quarter ended March 31, 2009. Attached hereto as Exhibit 99.1 is a copy of the press release.
The Release includes disclosure of certain financial measures for the quarter and trailing twelve month period ended March 31, 2009, both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, the following measures used in the Release are non-GAAP financial measures:
•	“Adjusted net income” and “Adjusted net income per share” for the quarter ended March 31, 2009 (“Q1 2009”);

•	“EBITDA from continuing operations” for Q1 2009; and

•	“EBITDA from continuing operations” for the twelve month period ended March 31, 2009 (the “TTM Period”).
EBITDA from continuing operations is defined as net income from continuing operations plus provision for interest expense, income taxes, depreciation, amortization, and other non-cash, special or non-recurring charges from continuing operations.
Adjusted net income, Adjusted net income per share and EBITDA from continuing operations for Q1 2009 exclude certain severance costs ($0.4 million) and the write-off of deferred financing and related legal expenses ($0.5 million), in each case recorded in Q1 2009 and, with respect to Adjusted net income and Adjusted net income per share, giving effect to related taxes by applying an assumed 39% effective tax rate. In addition, EBITDA from continuing operations for Q1 2009 further excludes non-cash, stock-based compensation expense of $0.5 million and transaction costs related to the gift sale of $0.08 million.
In addition to the interest expense, income taxes, depreciation and amortization added back to net loss for continuing operations and set forth in detail in the reconciliation table attached to the Release, the following non-cash, special or non-recurring charges were added back to net income from continuing operations to arrive at EBITDA from continuing operations for the TTM Period:
(i) a non-cash impairment charge of $130.2 million to goodwill, recorded in the fourth quarter and full year 2008 in “impairment of goodwill and other intangibles”, as a result of the annual impairment testing process under SFAS 142;
(ii) a non-cash impairment charge of $6.7 million, recorded in the fourth quarter and full year 2008 in “impairment of goodwill and other intangibles”, related to the reduced value of the Company’s Applause® trademark resulting from the sale of the gift business;

(iii) a non-cash impairment charge of $3.7 million, recorded in the fourth quarter and full year 2008 in “cost of goods sold”, related to certain infant and juvenile trade names as a result of the annual impairment testing process under SFAS 142;
(iv) non-cash expense of $1.7 million related to stock-based compensation recorded in selling, general and administrative expense;
(v) transaction costs related to the sale of the gift business of $1.4 million, recorded in selling, general and administrative expense; and
(vi) $0.4 million of severance costs associated with a former executive recorded in Q1 2009 in selling, general and administrative expense.
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in the Release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from its business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provides an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure the performance of the Company. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. As a result, the non-GAAP financial measures presented by us in the Release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to the Release.
The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

Exhibit 99.1	Press release of Russ Berrie and Company, Inc., dated May 12, 2009, announcing, among other things, financial results for the quarter ended March 31, 2009.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2009	RUSS BERRIE AND COMPANY, INC.
	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release of Russ Berrie and Company, Inc., dated May 12, 2009, announcing, among other things, financial results for the quarter ended March 31, 2009.